FRESH AMERICA CORP.                                                 EXHIBIT 11.1

COMPUTATION OF EARNINGS PER COMMON SHARE
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
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
                                                       Quarter ended       Six months ended
                                                    ------------------    ------------------
                                                    June 30,   June 28,   June 30,   June 28,
                                                      1995        1996     1995       1996
                                                    -------    -------    -------    -------
Income applicable to common stock ...............   $   790    $ 1,407    $   972    $ 1,755
                                                    =======    =======    =======    =======
Computation of weighted average common shares:

  Weighted average common shares outstanding ....     3,518      3,519      3,518      3,519

  Options exercised .............................      --           30       --           33

  Assumed common shares issued upon exercise
  of stock options ..............................       130        342        130        342

    Less shares assumed repurchased with proceeds       (51)      (125)       (48)      (129)

  Assumed conversion of Common stock purchase
  warrants, net new shares issued ...............        11         90         18         90
                                                    -------    -------    -------    -------
                                                      3,608      3,856      3,618      3,855
                                                    =======    =======    =======    =======
Earnings per common share .......................   $  0.22    $  0.36    $  0.27    $  0.46
                                                    =======    =======    =======    =======
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